Exhibit 99.1

Blueknight Energy Partners, L.P.

Announces Second Quarter 2010 Results

TULSA, Okla, August 9, 2010 -- Blueknight Energy Partners, L.P. (Pink Sheets: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product, today announced its financial results for the quarter ended June 30, 2010.

Key financial statistics relating to the second quarter of 2010 include:

•	service revenues, including fuel surcharge revenues, of $38.4 million, an increase of 2.4% from the second quarter of 2009;

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $16.3 million, an increase of approximately 17.2% from $13.9 million in the second quarter of 2009;

•	net loss of $2.7 million, or $0.08 per basic and diluted common unit, compared to a net loss of $4.8 million, or $0.13 per basic and diluted common unit, for the second quarter of 2009; and

•	general and administrative expenses of $3.4 million, a decrease of 52.1% from $7.1 million in 2009.

Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures.

“We are beginning to see indications that our transportation and gathering volumes have stabilized and are encouraged by the diligent effort of our operations and management team in aggressively pursuing new opportunities,” commented Mike Cockrell, the President and Chief Operating Officer of the Partnership’s general partner.  “Further, the refinancing and recapitalization of the Partnership remains one of our top management priorities.   While we face near term challenges, we are making steady progress, enhancing our service capabilities to our customers.”

Second Quarter Results

The Partnership’s service revenues, including fuel surcharge revenues, were $38.4 million for the second quarter of 2010, an increase of 2.4% from $37.5 million for the second quarter of 2009.  The Partnership’s crude oil gathering and transportation revenue and crude oil terminalling and storage revenue each decreased by approximately $0.5 million in the second quarter of 2010 compared to the second quarter of 2009, primarily from decreased utilization of the Partnership’s crude oil assets.  The Partnership’s asphalt services revenue increased by $1.9 million in the second quarter of 2010 compared to the second quarter of 2009 primarily from the timing of contracts the Partnership entered into relating to its asphalt facilities.

The Partnership’s financial results continue to be impacted by increased interest expense related to the bankruptcy filings of the Partnership’s former parent.  Interest expense increased by $0.5 million in the second quarter of 2010 compared to the second quarter of 2009.  General and administrative expenses decreased by approximately $3.7 million in the second quarter of 2010 compared to the second quarter of 2009.  This decrease is primarily attributable to a decrease in legal, financial advisory and other professional expenses during the second quarter of 2010 compared to the second quarter of 2009.

Net loss for the second quarter of 2010 was $2.7 million, or $0.08 per basic and diluted common unit, compared to a net loss of $4.8 million, or $0.13 per basic and diluted common unit, for the second quarter of 2009.  EBITDA for the second quarter of 2010 was $16.3 million, an increase of approximately 17.2% from $13.9 million in the second quarter of 2009 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).  The year over year improvement was primarily attributable to increased asphalt services revenues and decreased general and administrative expenses as discussed above.

Six Month Results

The Partnership’s service revenues, including fuel surcharge revenues, were $75.5 million for the six months ended June 30, 2010, a decrease of 5.3% from $79.7 million for the six months ended June 30, 2009.  The Partnership’s crude oil gathering and transportation revenue and crude oil terminalling and storage revenue each decreased by approximately $2.3 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 from the decreased utilization of the Partnership’s crude oil assets.  The Partnership’s asphalt services revenue increased by $0.4 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 due to the timing of the contracts the Partnership entered into relating to its asphalt facilities.

Total interest expense of $26.0 million for the six months ended June 30, 2010 was consistent with total interest expense of $25.9 million for the six months ended June 30, 2009.  General and administrative expenses decreased by $8.6 million, or 54%, to $7.2 million for the six months ended June 30, 2010 compared to $15.8 million for the six months ended June 30, 2009.  This decrease is primarily attributable to a decrease in legal, financial advisory and other professional expenses during the six months ended June 30, 2010 compared to six months ended June 30, 2009.

Net loss for the six months ended June 30, 2010 was $7.8 million, or $0.22 per basic and diluted common unit, compared to a net loss of $6.5 million, or $0.18 per basic and diluted common unit, for the six months ended June 30, 2009.  The increased loss during the first six months of 2010 is mostly attributed to a one-time gain of $2.6 million recognized in April of 2009 related to a settlement agreement.  EBITDA for the six months ended June 30, 2010 was $29.2 million, a decrease of approximately 6% from $30.9 million in the six months ended June 30, 2009 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).  Net loss and EBITDA for the six months ended June 30, 2010, each include a $0.8 million non-cash impairment charge related to the asphalt services operating segment.

Liquidity

The Partnership’s credit facility matures on June 30, 2011, at which time all amounts outstanding under the credit facility will be due and payable.  The Partnership is currently in discussions with financial institutions, and the conflicts committee of the board of directors of the Partnership’s general partner has retained a financial advisor, to examine various alternatives to refinance the Partnership’s existing debt.  These alternatives may include the issuance of additional equity or debt securities and may result in the dilution of the Partnership’s current unitholders.  There can be no assurance that the Partnership will be successful in its refinancing efforts.

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2009 and 2010 (in thousands except per unit data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Service revenue:
Third party revenue	$30,494	$32,820	$54,604	$66,781
Related party revenue	7,020	5,623	25,079	8,694
Total revenue	37,514	38,443	79,683	75,475
Expenses:
Operating	24,733	24,157	46,945	50,000
General and administrative	7,126	3,385	15,833	7,153
Total expenses	31,859	27,542	62,778	57,153
Gain on settlement transaction	2,585	—	2,585	—
Operating income	8,240	10,901	19,490	18,322
Other expenses:
Interest expense	13,029	13,549	25,878	25,972
Loss before income taxes	(4,789)	(2,648)	(6,388)	(7,650)
Provision for income taxes	47	53	108	102
Net loss	$(4,836)	$(2,701)	$(6,496)	$(7,752)
Allocation of net loss for calculation of earnings per unit:
General partner interest in net loss	$(97)	$(54)	$(130)	$(154)
Loss available to limited partners	$(4,739)	$(2,647)	$(6,366)	$(7,598)

Basic and diluted net loss per common unit	$(0.13)	$(0.08)	$(0.18)	$(0.22)
Basic and diluted net loss per subordinated unit	$(0.13)	$(0.08)	$(0.18)	$(0.22)

Weighted average common units outstanding - basic and diluted	21,557	21,728	21,557	21,728
Weighted average subordinated units outstanding - basic and diluted	12,571	12,571	12,571	12,571

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of EBITDA. The use of this Non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of EBITDA to net loss for the periods shown (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Net loss	$(4,836)	$(2,701)	$(6,496)	$(7,752)
Add: Interest expense	13,029	13,549	25,878	25,972
Income taxes	47	53	108	102
Depreciation and amortization	5,669	5,399	11,410	10,913
EBITDA	$13,909	$16,300	$30,900	$29,235

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, the Partnership’s ability to continue as a going concern, uncertainties relating to bankruptcy filings of the Partnership’s former parent company, uncertainties relating to BKEP’s future cash flows, uncertainties relating to the refinancing of BKEP’s debt, uncertainties relating to pursuing strategic alternatives for BKEP’s business, insufficient cash from operations, uncertainties related to pending legal proceedings, market conditions, governmental regulations, uncertainties related to future taxation and factors discussed in BKEP’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. BKEP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,300 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 185 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt and residual fuel storage located at 45 terminals in 22 states. BKEP provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product. BKEP’s general partner is controlled by Vitol Holding B.V. and its affiliates, which are engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas and other commodities. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900